                           --------------------------------

                             PURCHASE AND SALE AGREEMENT

                           --------------------------------





Seller:        Meghan Associates, LLC,
               a Limited Liability Company, and Tarpon Woods Restaurant Corporation


Buyer:         GOLF TRUST OF AMERICA, L.P.,
               a Delaware limited partnership



Property:      Tarpon Woods Golf Course


Purchase
Price:         $5,700,000


Effective
Date:          August 31, 1997

                                  TABLE OF CONTENTS

                                                                                 PAGE
ARTICLE I - DEFINITIONS; RULES OF CONSTRUCTION . . . . . . . . . . . . . . . . . .  2
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          (a)  "Act of Bankruptcy" . . . . . . . . . . . . . . . . . . . . . . . .  2
          (b)  "Authorizations"  . . . . . . . . . . . . . . . . . . . . . . . . .  3
          (c)  "Bill of Sale - Personal Property". . . . . . . . . . . . . . . . .  3
          (d)  "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          (e)  "Closing Date". . . . . . . . . . . . . . . . . . . . . . . . . . .  3
          (f)  "Closing Statements". . . . . . . . . . . . . . . . . . . . . . . .  3
          (g)  Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . .  3
          (h)  "Deed". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          (i)  "Disclosure Schedule" . . . . . . . . . . . . . . . . . . . . . . .  4
          (l)  "Employment Agreements" . . . . . . . . . . . . . . . . . . . . . .  4
          (m)  "Environmental Claim" . . . . . . . . . . . . . . . . . . . . . . .  4
          (n)  "Environmental Laws". . . . . . . . . . . . . . . . . . . . . . . .  4
          (o)  "Escrow Agent". . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          (p)  "FIRPTA Certificate". . . . . . . . . . . . . . . . . . . . . . . .  5
          (q)  "Golf Club" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          (r)  Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . .  5
          (s)  "Governmental Body" . . . . . . . . . . . . . . . . . . . . . . . .  5
          (t)  "Hazardous Substances". . . . . . . . . . . . . . . . . . . . . . .  5
          (u)  "Improvements". . . . . . . . . . . . . . . . . . . . . . . . . . .  5
          (v)  "Intangible Personal Property". . . . . . . . . . . . . . . . . . .  5
          (w)  Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . .  5
          (x)  "Land". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          (y)  "Mortgage Indebtedness" . . . . . . . . . . . . . . . . . . . . . .  6
          (z)  "Operating Agreements". . . . . . . . . . . . . . . . . . . . . . .  6
          (aa) "Owner's Title Policy". . . . . . . . . . . . . . . . . . . . . . .  6
          (ab) "Permitted Title Exceptions". . . . . . . . . . . . . . . . . . . .  6
          (ac) "Preliminary Title Report". . . . . . . . . . . . . . . . . . . . .  6
          (ad) "Property". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          (ae) "Purchase Price". . . . . . . . . . . . . . . . . . . . . . . . . .  6
          (af) "Real Property" . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          (ag) "Restaurant Supplies" . . . . . . . . . . . . . . . . . . . . . . .  6
          (ah) "SEC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (ai) "State" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (aj) "Summary Sheet" . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (ak) "Survey". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (al) "Tangible Personal Property". . . . . . . . . . . . . . . . . . . .  7
          (am) "Title Company" . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (an) "Title Objections". . . . . . . . . . . . . . . . . . . . . . . . .  7
          (ao) "Seller's Organizational Documents" . . . . . . . . . . . . . . . .  7
          (ap) "Utilities" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (aq) "WARN Act". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     1.2  Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (a)  Gender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (b)  Section References. . . . . . . . . . . . . . . . . . . . . . . . .  7
          (c)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
          (d)  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8


                                          i


ARTICLE II - PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE. . . . . . . . . . . . .  8
     2.1  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.2  Due Diligence Period . . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (a)  Site Inspection.. . . . . . . . . . . . . . . . . . . . . . . . . .  8
          (b)  Inspection of Documents.. . . . . . . . . . . . . . . . . . . . . .  8
          (c)  Survey. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
          (d)  Preliminary Title Report. . . . . . . . . . . . . . . . . . . . . .  9
          (e)  Disclosure Schedule.. . . . . . . . . . . . . . . . . . . . . . . . 10
          (f)  UCC Search. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          (g)  Audit.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.3  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . 10
          (a)  Earnest Money Deposit.. . . . . . . . . . . . . . . . . . . . . . . 10
          (b)  Payment.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE III - SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . 11
     3.1  Organization and Power . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.2  Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . 11
     3.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.4  No Special Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.5  Compliance with Existing Laws. . . . . . . . . . . . . . . . . . . . . . 12
     3.6  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.7  Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.8  Operating Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.9  Warranties and Guaranties. . . . . . . . . . . . . . . . . . . . . . . . 14
     3.10 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.11 Condemnation Proceedings; Roadways . . . . . . . . . . . . . . . . . . . 14
     3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.13 Labor Disputes and Agreements. . . . . . . . . . . . . . . . . . . . . . 15
     3.14 Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.15 Organizational Documents . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.16 Operation of Property. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.17 Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.18 Land Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.19 Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.20 Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.21 Curb Cuts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.22 Leased Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.23 Sufficiency of Certain Items . . . . . . . . . . . . . . . . . . . . . . 17
     3.24 Additional Representations and Warranties. . . . . . . . . . . . . . . . 17
     3.25 Survival of Representations. . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE IV - BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . . . . . . . 18
     4.1  Organization and Power.. . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.2  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.4  Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.5  Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE V - CONDITIONS AND ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . 19
     5.1  As to Buyer's Obligations. . . . . . . . . . . . . . . . . . . . . . . . 19
          (a)  Seller's Deliveries.. . . . . . . . . . . . . . . . . . . . . . . . 19
          (b)  Representations, Warranties and Covenants.. . . . . . . . . . . . . 19
          (c)  Title Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . 19
          (d)  Title to Property.. . . . . . . . . . . . . . . . . . . . . . . . . 19
          (e)  Condition of Property.. . . . . . . . . . . . . . . . . . . . . . . 20


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

          (f)  Utilities.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          (g)  Liquor License. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          (h)  The Operation Permit. . . . . . . . . . . . . . . . . . . . . . . . 20
     5.2  As to Seller's Obligations . . . . . . . . . . . . . . . . . . . . . . . 20
          (a)  Buyer's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . 20
          (b)  Representations, Warranties and Covenants.. . . . . . . . . . . . . 20

ARTICLE VI - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.2  Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          (a)  Seller's Certificate. . . . . . . . . . . . . . . . . . . . . . . . 21
          (b)  The Deed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          (c)  The Bill of Sale - Personal Property. . . . . . . . . . . . . . . . 21
          (d)  Evidence of Title.. . . . . . . . . . . . . . . . . . . . . . . . . 21
          (e)  Title Requirements. . . . . . . . . . . . . . . . . . . . . . . . . 21
          (f)  The FIRPTA Certificate. . . . . . . . . . . . . . . . . . . . . . . 21
          (g)  Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          (h)  Organizational Documents. . . . . . . . . . . . . . . . . . . . . . 22
          (i)  Board Resolutions.. . . . . . . . . . . . . . . . . . . . . . . . . 22
          (j)  Certificate of Occupancy. . . . . . . . . . . . . . . . . . . . . . 22
          (k)  Evidence of Bulk Sales Compliance.. . . . . . . . . . . . . . . . . 22
          (l)  Insurance Policies. . . . . . . . . . . . . . . . . . . . . . . . . 22
          (m)  Improvement Plans.. . . . . . . . . . . . . . . . . . . . . . . . . 22
          (n)  Communication; Addresses. . . . . . . . . . . . . . . . . . . . . . 22
          (o)  Tax Bills.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          (p)  Surveys.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          (q)  Tournament Schedule.. . . . . . . . . . . . . . . . . . . . . . . . 22
          (r)  Accounts Receivable.. . . . . . . . . . . . . . . . . . . . . . . . 23
          (s)  Payoff Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (t)  Tenant Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (u)  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.3  Buyer's Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (a)  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (b)  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.4  Mutual Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
          (a)  Closing Statements. . . . . . . . . . . . . . . . . . . . . . . . . 23
          (b)  Liquor License Transfer Documents.. . . . . . . . . . . . . . . . . 23
          (c)  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.5  Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.6  Income and Expense Allocations . . . . . . . . . . . . . . . . . . . . . 24
          (a)  Rents and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (b)  Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (c)  Utilities.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (d)  Fuel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          (e)  Municipal Improvement Liens.. . . . . . . . . . . . . . . . . . . . 24
          (f)  License and Permit Fees.. . . . . . . . . . . . . . . . . . . . . . 24
          (g)  Income and Expenses.. . . . . . . . . . . . . . . . . . . . . . . . 25
          (h)  Miscellaneous Prorations. . . . . . . . . . . . . . . . . . . . . . 25
     6.7  Sales Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.8  Post-Closing Adjustments . . . . . . . . . . . . . . . . . . . . . . . . 25
          (a)  Accounts Receivable.. . . . . . . . . . . . . . . . . . . . . . . . 25
          (b)  Availability of Bills.. . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.1  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25


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

     7.2  Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.3  Real Estate Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.4  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.5  Liquor Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VIII - LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
               TERMINATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . 27
     8.1  Liability of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     8.2  Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . 28
     8.3  Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.4  Termination by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.5  Costs and Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE IX -MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 29
     9.1  Completeness; Modification . . . . . . . . . . . . . . . . . . . . . . . 29
     9.2  Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.4  Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.5  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.7  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.8  Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.9  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.10 Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . 30
     9.11 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.12 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.13 No Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.14 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.15 Like Kind Exchange Treatment . . . . . . . . . . . . . . . . . . . . . . 31


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

EXHIBITS

Exhibit A -    Legal Description of the Land
Exhibit B -    Description of Improvements
Exhibit C -    Tangible Personal Property
Exhibit C-1    Leases and Installment Agreements
Exhibit C-2    Inventory
Exhibit D -    Intangible Personal Property
Exhibit E -    Bill of Sale - Personal Property
Exhibit F -    Deed
Exhibit G -    FIRPTA Affidavit of Seller
Exhibit H -    Contracts and Operating Agreements
Exhibit I -    Letters from Spring Engineering and the County of Pinellas
Exhibit J -    Warranty Disclosure Schedule
Exhibit K -    Seller's Certificate

                                  PURCHASE AGREEMENT
                                    SUMMARY SHEET



Buyer:         GOLF TRUST OF AMERICA, L.P., a Delaware  partnership


Seller: Meghan Associates, LLC, a Limited Liability Company, and Tarpon Woods Restaurant Corporation, hereafter collectively referred to Seller as their interests may appear

Effective
Date:          August 31, 1997


Golf Course:   Tarpon Woods Golf


Purchase
Price:         Five Million Seven Hundred Thousand Dollars
               ($5,700,000)


Notice Address
of Seller:     Michael S. Muraco
               Tarpon Woods
               3001 James Street, 2nd Floor
               Syracuse, NY  13206


Notice Address
of Buyer:      Golf Trust of America, Inc.
               14 North Adger's Wharf
               Charleston, South Carolina  29401
               Attention: W. Bradley Blair II
                      cc: David J. Dick

with a
copy to:       O'Melveny & Myers LLP
               275 Battery Street, Suite 2600
               San Francisco, California 94111-3305
               Attention: Peter T. Healy, Esq.

                             PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between Buyer and Seller.

                                      RECITALS:

          A. Seller is the owner of that certain Tarpon Woods Golf Courses and related improvements located on the real property more particularly described in EXHIBIT A attached hereto (the "Land").

          B. Subject to the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from Seller, all of Seller's right, title and interest in and to the following:

          I. The Land, together with the golf course, driving range, putting greens, clubhouse facilities, snack bar, restaurant, pro shop, buildings, structures, parking lots, improvements, fixtures and other items of real estate located on the Land, as more particularly described in EXHIBIT B attached hereto (the "Improvements").

          1. All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, concession agreements for spas and the like (the Land, the Improvements and all such easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property").

          2. All items of tangible personal property and fixtures (if any) owned by Seller and located on or used in connection with the Real Property, including, but not limited to, machinery, equipment, furniture, furnishings, movable walls or partitions, phone systems and other control systems, restaurant equipment and supplies, computers, with the exception of the Point of Sale software, trade fixtures, golf course operation and maintenance equipment (with the exception of the GMC truck), including mowers with the exception of the Woods mower, tractors, aerators, sprinklers, sprinkler and irrigation facilities and valves or rotors, driving range equipment, training equipment, office equipment or machines, other decorations, and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property whether on or off-site, including all warranties and guaranties associated therewith (the "Tangible Personal Property"). A schedule of the Tangible Personal Property is attached to this Agreement as

EXHIBIT C, indicating whether such Tangible Personal Property is owned or leased.

          3.1 In addition to the Tangible Personal Property of paragraph 3 above, Buyer shall assume and be responsible for the payment of those leases and installment agreements set forth in the attached Exhibit C-1 for the period commencing on the Closing Date.

          3.2 In addition to the purchase price as hereinafter set forth, Buyer shall pay to the Seller for the inventory as set forth on Exhibit C-2.

          4. All intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing or maintenance of the Real Property or the Tangible Personal Property, all goodwill attributed to the Property, and any and all trademarks and copyrights, tradenames (including Tarpon Woods), guarantees, Authorizations (as hereinafter defined), general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Property, all licenses, permits and approvals with respect to the construction, ownership, operation or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Real Property by reason of a change of grade or location of or access to any street or highway, excluding any of the aforesaid rights that Buyer elects not to acquire (collectively, the "Intangible Personal Property"). A schedule of the Intangible Personal Property is attached to this Agreement as EXHIBIT D. (The Real Property, Tangible Personal Property and Intangible Personal Property are sometimes collectively referred to as the "Property".)

          NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

                                      ARTICLE I
                          DEFINITIONS; RULES OF CONSTRUCTION


          1.1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

     (a) "ACT OF BANKRUPTCY" shall mean if a party to this agreement or any general partner or member thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any new bankruptcy statute, or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

          (b) "AUTHORIZATIONS" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof as a golf course with the existing uses and operations, including clubhouse, bar and related facilities, as applicable.

          (c) "BILL OF SALE - PERSONAL PROPERTY" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property from Seller to Buyer, substantially in the form of EXHIBIT E attached hereto.

          (d) "CLOSING" shall mean the time the Deed and each of the deliveries to be made by Seller (as provided in Section 6.2) and Buyer (as provided in Section 6.3) are made and each of the Closing conditions of Buyer and Seller in Sections 5.1 and 5.2, respectively, have been satisfied or waived.

          (e)  "CLOSING DATE" shall mean the date on which the Closing occurs.

          (f) "CLOSING STATEMENTS" shall have the meaning set forth in Section 6.4(a).

          (g)  Intentionally Omitted

          (h) "DEED" shall mean a grant deed or special warranty deed, substantially in the form of EXHIBIT F attached hereto (or lease assignment, if the Property is owned by Seller pursuant to a ground lease), in form and substance satisfactory to Buyer, conveying the title of Seller to the Real Property, with such grant or warranty covenants of title from Seller to Buyer as are customary in the state in which the Property is located, subject only to Permitted Title Exceptions. If there is any difference between the description of the Land, as shown on EXHIBIT A attached hereto and the description of the Land as shown on the Survey, the description of the Land to be contained in the Deed and the description of the Land set forth in the Owner's Title Policy (as defined herein) shall conform to the description shown on the Survey.

          (i) "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 2.2(e).

          (j) "DUE DILIGENCE PERIOD" shall mean the period commencing at 9:00 a.m., California time, on the Effective Date, and continuing through 5:00 p.m., California time, on September 30, 1997.

          (k) "EARNEST MONEY DEPOSIT" shall mean $250,000, as such amount may be increased as provided herein.

          (l) "EMPLOYMENT AGREEMENTS" shall mean all employment agreements, written or oral, between Seller or its managing agent and the persons employed with respect to the Property in effect as of the Effective Date.

          (m) "ENVIRONMENTAL CLAIM" shall mean any administrative, regulatory or judicial action, suit, demand, letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Laws or any permit issued under any Environmental Law including, without limitation, (i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

          (n) "ENVIRONMENTAL LAWS" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Superfund Amendments and reauthorization Act of 1986, Pub. L. 99-499 and 99-563; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 201, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; and all federal, state and local environmental health and safety statutes, ordinance, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Substances.

          (o)  "ESCROW AGENT" shall mean the Title Company.

          (p)  "FIRPTA CERTIFICATE" shall mean the affidavit of Seller under
Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of EXHIBIT G attached hereto.

          (q) "GOLF CLUB" shall mean any organization, club or group whereby memberships are offered by Seller for purchase in connection with golfing privileges at the Property.

          (r)  Intentionally Omitted

          (s) "GOVERNMENTAL BODY" shall mean any federal state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          (t) "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local, state of federal governmental authority, including but not limited to any material or substance which is (i) defined as a "hazardous waste", "hazardous material", or "restricted hazardous waste" or words of similar import under any provision of any Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos;
(iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (42 U.S.C. Section 1317); (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).

          (u)  "IMPROVEMENTS" shall have the meaning set forth in Recital B(1).

          (v) "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(4).

          (w)  Intentionally Omitted

          (x)  "LAND" shall have the meaning set forth in Recital A.

          (y) "MORTGAGE INDEBTEDNESS" shall mean any indebtedness of Seller which is secured by a mortgage on the Property.

          (z) "OPERATING AGREEMENTS" shall mean any management agreements, maintenance or repair contracts, service contracts, supply contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property in force and effect as of the Effective Date, as more particularly set forth on EXHIBIT H attached hereto.

          (aa) "OWNER'S TITLE POLICY" shall mean a 1970 Form B American Land Title Association extended coverage owner's policy of title insurance issued to Buyer by the Title Company, pursuant to which the Title Company insures Buyer's ownership of fee simple title (or ground lease interest, as applicable) to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions and shall include those title endorsements required by Buyer. The Owner's Title Policy shall insure Buyer in the amount designated by Buyer and shall be acceptable in form and substance to Buyer.

          (ab) "PERMITTED TITLE EXCEPTIONS" shall mean those exceptions to title to the Real Property that are satisfactory to Buyer as determined under this Agreement, and as evidenced by the Commitment for Title Insurance dated August 15, 1997, on behalf of Commonwealth Land Title Insurance Company (the"Title Report"), but excluding Exception Numbers 2,3,4 and 17, showing the easement referred to in Exception 18 as a separately insured parcel, and clarifying that the legal and beneficial interests under the water and sewer agreements with Pinellas County (as referred to in Exceptions 10 and 11) are owned free and clear of all liens and incumbrances by Seller and are being conveyed to the Buyer pursuant hereto.

          (ac) "PRELIMINARY TITLE REPORT" shall have the meaning set forth in
Section 2.2(d).

          (ad) "PROPERTY" shall have the meaning set forth in Recital B(4).

          (ae) "PURCHASE PRICE" shall mean Five Million Seven Hundred Thousand Dollars ($5,700,000).

          (af) "REAL PROPERTY" shall have the meaning set forth in Recital B(2).

          (ag) "RESTAURANT SUPPLIES" shall mean the consumable goods, supplies (including beverages but excluding unopened liquor bottles) and all silverware, glassware, napkins, tablecloths, papers goods and related goods necessary to efficiently operate the restaurant, bar, lounge or snack shop located upon or within the Improvements.

          (ah) "SEC" shall mean the United States Securities and Exchange Commission.

          (ai) "STATE" shall mean the state or commonwealth in which the Property is located.

          (aj) "SUMMARY SHEET" shall mean the summary page attached to this Agreement and incorporated herein by reference.

          (ak) "SURVEY" shall mean the survey prepared pursuant to Section
2.2(c).

          (al) "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Recital B(3).

          (am) "TITLE COMPANY" shall mean a title insurance company selected by Buyer and authorized to conduct a title insurance business in the State.

          (an) "TITLE OBJECTIONS" shall have the meaning set forth in Section 2.2(d).

          (ao) "SELLER'S ORGANIZATIONAL DOCUMENTS" shall mean the current organizational documents of Seller.

          (ap) "UTILITIES" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property.

          (aq) "WARN ACT" shall mean the Worker Adjustment Retraining and Notification Act, as amended.

     1.2 RULES OF CONSTRUCTION. The following rules shall apply to the construction and interpretation of this Agreement:

          (a) GENDER. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) SECTION REFERENCES. All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

          (c) HEADINGS. The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (d) CONSTRUCTION. Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.


                                      ARTICLE II
                     PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

          2.1 PURCHASE AND SALE. Seller agrees to sell and Buyer agrees to acquire the Property for the Purchase Price.

          2.2  DUE DILIGENCE PERIOD.

          (a) SITE INSPECTION. Buyer shall have the right, during the Due Diligence Period, and thereafter if Buyer notifies Seller that Buyer has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform, at Buyer's expense, such surveying, engineering, and environmental studies and investigations as Buyer may deem appropriate. If such tests, studies and investigations warrant, in Buyer's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Buyer, then Buyer may elect to proceed to Closing and shall so notify Seller and the Escrow Agent, in writing, prior to the expiration of the Due Diligence Period. If for any reason Buyer does not so notify Seller and Escrow Agent of its determination to proceed to Closing prior to the expiration of the Due Diligence Period, or if Buyer notifies Seller and Escrow Agent, in writing, prior to the expiration of the Due Diligence Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate and Buyer and Escrow Agent shall be released from any further liability or obligation under this Agreement and, if requested by Seller, Buyer will deliver such reports and materials to Seller. Unless the Buyer provides notice to Seller and Escrow Agent of a violation of any of the conditions set forth in paragraph 2.3(a) below, Escrow Agent is directed to deliver to Seller the Earnest Money Deposit being held by Escrow Agent.

          (b) INSPECTION OF DOCUMENTS. During the Due Diligence Period, Seller shall make available to Buyer, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules and any and all other material or information relating to the Property which are in, or come into, Seller's possession or control, or which Seller may attain.

          (c) SURVEY. Prior to the Closing, Buyer shall obtain an ALTA/ACSM survey or a boundary survey, as reasonably required by Buyer, of the Land and the Improvements, prepared by a surveyor licensed to practice as such in the State, bearing a date not earlier than sixty (60) days from the date of its delivery and certified to both Buyer, Seller and the Title Company (and any lender or other party designated by Buyer), showing the legal description of the Land, all dimensions thereof, and showing the location of Improvements on the Land and the setbacks thereof from the property line, as well as the setbacks required by applicable zoning laws or regulations (the "Survey"). The Survey shall locate all easements which serve and affect the Land. The Survey shall reflect that no buildings or improvements located on any other property encroach upon the Land and that the Improvements located upon the Land do not encroach upon any other property. The surveyor preparing the Survey shall certify that
(i) the Survey is an accurate Survey of the Land and the Improvements, (ii) that the Survey was made under the surveyor's supervision, (iii) that the Survey meets (a) the requirements of the Title Company for the issuance of the Owner's Title Policy free of any general survey exception, and (b) the minimum technical standards for land boundary surveys with improvements, set forth by applicable statutes or applicable professional organizations, and (iv) all buildings and other structures and their relation to the property lines are shown and that there are no encroachments, overlaps, boundary line disputes, easements, or claims of easements visible on the ground, other than those shown on the Survey.


          (d) PRELIMINARY TITLE REPORT. Seller agrees to provide to Buyer, within five (5) business days following the Effective Date, a copy of any existing title insurance policies which Seller may have in its possession or control covering the Real Property, together with legible copies of all exception documents referred to therein. During the Due Diligence Period, Buyer, at its expense, shall cause an examination of title to the Property to be made and a preliminary title report to be issued (the "Preliminary Title Report"), and, prior to the expiration of the Due Diligence Period, shall notify Seller of any defects in title shown by such examination that Buyer is unwilling to accept by delivering a pro forma copy of the Preliminary Title Report that reflects such unacceptable defects in title, which shall be designated as the Title Objections. Within ten (10) days after such notification, Seller shall notify Buyer whether Seller is willing to cure such defects. If Seller is willing to cure such defects, Seller shall act promptly and diligently to cure such defects at its expense. If any of such defects consist of mortgages, deeds of trust, construction or mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, and notwithstanding the foregoing, Seller shall be obligated to pay and discharge such defects at Closing. For such purposes, Seller may use all or a portion of the cash to close. If Seller is unable to cure such defects by Closing, after having attempted to do so diligently and in good faith, Buyer shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price, or (2) to terminate this Agreement. Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, leases, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Buyer's prior written consent. All title matters revealed by Buyer's title examination and not objected to by Buyer as provided above shall be deemed Permitted Title Exceptions. If Buyer shall fail to examine title and notify Seller of any such Title Objections by the end of the Due Diligence Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Buyer shall not be required to take title to the Property subject to any matters which may arise subsequent to the effective date of its examination of title to the Property made during the Due Diligence Period.

          (e) DISCLOSURE SCHEDULE. Seller has delivered to Buyer a disclosure schedule that accurately and completely identifies and describes (a) all Employment Agreements (including name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.), and (b) an updated Golf Club membership list, setting forth the names of the members of the Golf Club, the length of their membership, the payment obligations of the members and a summary of the terms of the memberships (the "Disclosure Schedule"). At Buyer's request, Seller shall cancel membership program at closing, effective December 31, 1997, and Seller shall discontinue member cart program and tournament schedule at closing, effective December 31, 1997.

          (f) UCC SEARCH. Seller shall deliver to Buyer at least ten (10) days prior to Closing current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State respecting Seller, together with searches for pending litigation, tax liens and bankruptcy filings in all appropriate jurisdictions.

          (g) AUDIT. Seller shall deliver to Buyer financial statements prepared by Seller's accountant based upon compilations for each of the Golf Course within fifteen (15) days after the Effective Date.

          2.3  PAYMENT OF PURCHASE PRICE.

          (a) EARNEST MONEY DEPOSIT. Upon the execution of this Agreement, Buyer will deliver to escrow with the Title Company the sum of $250,000 (the "Earnest Money Deposit"), which sum shall be refundable to Buyer only if:

               (i) Seller has materially misrepresented any fact that was and is the basis upon which the Buyer has entered into this Agreement, or
               (ii) Buyer gives notice to Seller that Buyer reasonably objects to any matters which appear on the UCC Search referred to in Section 2.2(f) or which appear on the current survey (other than the deletion of 3.5(+/-) acres previously disclosed to Buyer) or an update of the Environmental Phase I report (other than items which appeared on the Phase I report dated March 20, 1994, and matters which are removed prior to closing) within seven (7) business days from each of their receipt by Buyer, but not later than September 30, 1997. If Buyer objects within the time periods as provided above to any environmental or survey matters which Seller does not satisfy or remove prior to October 15, 1997, this Agreement shall terminate with no further liability of the parties and Seller shall cause the Escrow Agent to return to Buyer the Earnest Money Deposit. Closing shall occur no later than October 15, 1997. Time is of the essence.

          (b)  PAYMENT.  The Purchase Price shall be paid to Seller at closing.

                                     ARTICLE III
                  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          To induce Buyer to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations, warranties and covenants with respect to the Property, subject to the Warranty Disclosure Schedule attached hereto as EXHIBIT J, upon each of which Seller acknowledges and agrees that Buyer is entitled to rely and has relied:

          3.1 ORGANIZATION AND POWER. Seller is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the State and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered by or on behalf of Seller under this Agreement.

          3.2 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Seller to be delivered to Buyer at Closing as provided in Section 5.1 will be, duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller's performance of its obligations under this Agreement. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Seller and its representatives and agents.

          3.3 NONCONTRAVENTION. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller, or result in the creation of any lien or other encumbrance on any asset of Seller. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to contribute or has granted an option or right of first refusal to purchase the Property or any part thereof. Other than the rights of tenants, as tenants only, under the Leases, there are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of the Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Property or any part thereof.

          3.4 NO SPECIAL TAXES. Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof, including taxes relating to the business of the Property, or any planned public improvements that may result in a special tax or assessment against the Property, that are not otherwise disclosed in the Preliminary Title Report. To the best of Seller's knowledge, there is not any proposed increase in the assessed valuation of the Real Property for tax purposes (except as may relate to the transfer contemplated by this Agreement).

          3.5 COMPLIANCE WITH EXISTING LAWS. Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and Seller has no knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. Seller has not taken any action (or failed to take any action), the omission of which would result in the revocation of any of the Authorizations. Seller has no knowledge, nor has it received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the Effective Date.

          3.6 REAL PROPERTY. To the best of Seller's knowledge, (i) the Improvements conform in all respects to all legal requirements, (ii) all easements necessary or appropriate for the use or operation of the Property have been obtained, (iii) all contractors and subcontractors retained by Seller who have performed work on or supplied materials to the Property have been fully paid, and all materials used at or on the Property have been fully paid for,
(iv) the Improvements have been completed in all material respects in a workmanlike manner of first-class quality, and (v) all equipment necessary or appropriate for the use or operation of the Property has been installed and (except for the irrigation wiring) is presently operative in good working order. Seller has not received any written notice which is still in effect that there is, and, to the best of Seller's knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement effecting the Real Property, or any portion thereof. Subject to the foregoing, the condition of the Improvements and the equipment is acceptable to Buyer as of the Effective Date.

          3.7 PERSONAL PROPERTY. All of the Tangible Personal Property and Intangible Personal Property being conveyed by Seller to Buyer is free and clear of all liens and encumbrances and will be so on the Closing Date and Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

          3.8 OPERATING AGREEMENTS. Other than the contracts referred to in item (1) on Exhibit C-1, each of the Operating Agreements may be terminated upon not more than thirty (30) days prior written notice and without the payment of any penalty, fee, premium or other amount. Seller has performed all of its obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. Seller shall not enter into any new Operating Agreements, supply contract, vending or service contract or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind Buyer or the Property after the Closing Date, or (b) Seller has obtained Buyer's prior written consent to such agreement or modification. Other than the contracts referred to in item (1) on Exhibit C-1, Seller acknowledges that Buyer will not assume any of the Operating

Agreements and none of the Operating Agreements will be binding on Buyer or the Property after Closing.

          3.9 WARRANTIES AND GUARANTIES. Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of Buyer.

          3.10 INSURANCE. All of Seller's insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by Seller on or before the due date therefor. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. Seller has not received any notice from any insurance company of any defect or inadequacies in the Property to any part thereof which would adversely affect the insurability of the Property, or which would increase the cost of insurance beyond that which would ordinarily and customarily be charged for similar properties in the vicinity of the Real Property. The Property is fully insured in accordance with prudent and customary practice. At closing, Seller may cancel all insurance policies and any refunds of premiums resulting therefrom shall be the property of the Seller.

          3.11 CONDEMNATION PROCEEDINGS; ROADWAYS. Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property. To the best of Seller's knowledge, no fact or condition exists which would result in the termination or material impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

          3.12 LITIGATION. Except as disclosed in writing to Seller, there is no action, suit or proceeding pending or known to be threatened against or affecting Seller or any of its properties in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Seller, (c) could materially and adversely affect the ability of Seller to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, (e) the subject matter of which concerns any past or present employee of Seller or its managing agent, or (f) could otherwise adversely materially affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

          3.13 LABOR DISPUTES AND AGREEMENTS. There are no labor disputes pending or, to the best of Seller's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Seller is not a party to any employment contracts or agreements, other than the Employment Agreements, and neither Seller nor its managing agent will, between the Effective Date and the Closing Date, enter into any new employment contracts or agreements, amend any existing Employment Agreement, except with the prior written consent of Buyer. Seller acknowledges that Buyer will not assume any of the Employment Agreements and Seller has complied with and shall be responsible for compliance with the WARN Act and any other applicable employment-related laws or ordinances. Seller has complied with the requirements of the federal Immigration and Reform Control Act respecting the employment of undocumented workers.

          3.14 FINANCIAL INFORMATION. To the best of Seller's knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements, is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated.

          3.15 ORGANIZATIONAL DOCUMENTS. Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

          3.16 OPERATION OF PROPERTY. Seller covenants, that between the Effective Date and the Closing Date, it will (a) operate the Property in the usual, regular and ordinary manner consistent with Seller's prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the Effective Date until Closing, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Buyer's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

          From and after the execution and delivery of this Agreement, Seller shall not, other than in the ordinary course of business, (a) make any agreements which shall be binding upon Buyer with respect to the Property, or
(b) reduce or cause to be reduced any green fees, membership fees, tournament fees, driving range fees or any other charges over which Seller has operational control. Between the Effective Date and the Closing Date, if and to the extent requested by Buyer, Seller shall deliver to Buyer such periodic information with respect to the above information as Seller customarily keeps internally for its own use. Seller agrees that it will operate the Property in accordance with the provisions of this Section 3.16 between the Effective Date and the Closing Date.

          3.17 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Seller.

          3.18 LAND USE. The current use and occupancy of the Property for golfing and all other related purposes (including, without limitation, the sale of merchandise and food and beverages) are permitted as a principal use under all laws and regulations applicable thereto without the necessity of any special use permit, special exception or other special permit (other than the Operation Permit referred to below) permission or consent and Seller is not aware of any proposal to change or restrict such use. Seller has all necessary certificates of occupancy or completion to operate the Property as presently operated and there are no unfulfilled conditions respecting the development of the Property. Seller has a valid permit to operate the Property within the zone of protection from the County of Pinellas, Florida (the "Operation Permit"). The Operation Permit is assignable to Buyer without the consent of Pinellas County, or any other party.

          3.19 HAZARDOUS SUBSTANCES. Except as may be disclosed in the Phase I environmental assessment report dated March 20, 1994 for the Property, to the best of Seller's knowledge, (i) no Hazardous Substances are or have been located on (except in immaterial amounts used in the ordinary course for the operation or maintenance of the Property by Seller in accordance with all applicable laws), in or under the Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Property; (ii) no underground storage tanks are, or have been, located at the Property; (ii) the Property has never been used to store, treat or dispose of Hazardous Substances; and (iv) the Property and its prior uses comply with, and at all times have complied with all applicable Environmental Laws or any other governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Substances. To the best of Seller's knowledge, there currently exist no facts or circumstances that could reasonably be expected to give rise to a material non-compliance with Environmental Laws, material environmental liability or material Environmental Claim.

          3.20 UTILITIES. All Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land and do so in accordance with valid public easements or private easements, and all of said Utilities are installed and are in good working order and repair and operating as necessary for the operation of the Property and all installation and connection charges therefor have been paid in full. The sewage, sanitation, plumbing, water retention and detention, refuse disposal and utility facilities in and on and/or servicing the Real Property are adequate to service the Real Property as it is currently being used and the Real Property's utilization of such facilities is in compliance with all applicable governmental and environmental protection authorities' laws, rules, regulations and requirements.

          3.21 CURB CUTS. All curb cut street opening permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect.

          3.22 LEASED PROPERTY. The Personal Property identified on EXHIBIT C is all of the leased property at the Property, and such exhibit reflects the date of each such lease, the name of the lessor, the name of the lessee, the term of each such lease, the lease payment terms and a description of the property demised by each such lease. All leases of such property are in good standing and free from default.

          3.23 SUFFICIENCY OF CERTAIN ITEMS. The Property contains an amount of equipment and supplies, which is sufficient to efficiently operate and maintain the Property in the manner in which it is normally operated and maintained.

          3.24 ADDITIONAL REPRESENTATIONS AND WARRANTIES.

               (a) There are no Employment Agreements, contracts or understandings that are binding on Buyer, its successors, assignees or lessees.

               (b) There is a bona fide, valid, binding and enforceable water contract benefitting the Property with the local municipality which will survive the closing pursuant to which the Property will receive so long as it continues to take a minimum number gallons per day of reclaimed water so long as a golf course is operated on the Property.

               (c) No membership program exists or will exist after December 31, 1997.

          3.25 SURVIVAL OF REPRESENTATIONS. Each of the representations, warranties and covenants contained in this Article III are intended for the benefit of Buyer. Each of said representations, warranties and covenants shall survive the Closing for a period of one (1) year, at which time they shall expire unless prior to such time Buyer has made a formal, written claim alleging a breach of one or more of the representations, warranties or covenants. No investigation, audit, inspection, review or the like conducted by or on behalf of Buyer shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Buyer has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to Buyer to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Seller.

                                      ARTICLE IV
                  BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

          To induce Seller to enter into this Agreement and to sell the Property, Buyer hereby makes the following representations, warranties and covenants, upon each of which Buyer acknowledges and agrees that Seller is entitled to rely and has relied:

          4.1 ORGANIZATION AND POWER. Buyer is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and has all governmental licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Buyer under this Agreement.

          4.2 NONCONTRAVENTION. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer or result in the creation of any lien or other encumbrance on any asset of Buyer.

          4.3 LITIGATION. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Buyer in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of Buyer, or (b) could materially and adversely affect the ability of Buyer to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto.

          4.4 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to Buyer.

          4.5 AUTHORIZATION AND EXECUTION. This Agreement has been, and each of the agreements and certificates of Buyer to be delivered to Seller at Closing as provided in Section 5.2 will be, duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Buyer and its representatives and agents.

                                      ARTICLE V
                         CONDITIONS AND ADDITIONAL COVENANTS

          5.1 AS TO BUYER'S OBLIGATIONS. Buyer's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:

          (a) SELLER'S DELIVERIES. Seller shall have delivered to or for the benefit of Buyer, as the case may be, on or before the Closing Date, all of the documents and instruments and other information required of Seller pursuant to this Agreement.

          (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Seller's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made, there shall have occurred no material adverse change in the condition or financial results of the operation of the Property since the Effective Date. Seller shall have performed all of its covenants and other obligations under this Agreement and Seller shall have executed and delivered to Buyer on the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of EXHIBIT K attached hereto.

          (c) TITLE INSURANCE. The Title Company shall have delivered the Owner's Title Policy, subject only to the Permitted Title Exceptions.

          (d) TITLE TO PROPERTY. Buyer shall have determined that Seller is the sole owner of good and marketable fee simple title (or ground lease interest, as applicable) to the Real Property, to the Intangible Personal Property, and to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. Seller shall not have taken any action or permitted or suffered any action to be taken by others from the Effective Date and through and including the Closing

Date that would adversely affect the status of title to the Real Property or to the Tangible Personal Property.

          (e) CONDITION OF PROPERTY. The Real Property and the Tangible Personal Property (including but not limited to the golf course, driving range, putting greens, mechanical systems, plumbing, electrical wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the Effective Date, reasonable wear and tear excepted. Prior to Closing, Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to Buyer.

          (f) UTILITIES. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property. Between the Effective Date and the Closing Date, Seller shall have received no notice of any material increase or proposed material increase in the rates charged for the Utilities from the rates in effect as of the Effective Date.

          (g) LIQUOR LICENSE. Seller shall have performed its obligations under Section 7.5 below.

          (h) THE OPERATION PERMIT. Seller shall have delivered to Buyer The Operation Permit.

          Each of the conditions and additional covenants contained in this Section are intended for the benefit of Buyer and may be waived in whole or in part by Buyer, but only by an instrument in writing signed by Buyer.

          5.2 AS TO SELLER'S OBLIGATIONS. Seller's obligations under this are subject to the satisfaction of the following conditions precedent and the compliance by Buyer with the following covenants:

          (a) BUYER'S DELIVERIES. Buyer shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Buyer pursuant to this Agreement.

          (b) REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Buyer's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made and Buyer shall have performed all of its covenants and other obligations under this Agreement.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

                                      ARTICLE VI
                                       CLOSING

          6.1 CLOSING. Closing shall be held at 9:00 a.m., New York time, at the offices of the Company (or counsel to the Company) on or before October 15, 1997; provided, however Buyer in its sole discretion, may extend the Closing for up to an additional fifteen (15) days upon the payment of an additional non-refundable deposit of Two Hundred Fifty Thousand Dollars ($250,000.00), which sum shall constitute an increase in the Earnest Money Deposit. Time is of the essence. If the Closing Date falls on a Saturday, Sunday or other legal holiday, the Closing shall take place on the first following business day thereafter. Possession of the Property shall be delivered to Buyer at Closing, subject only to Permitted Title Exceptions.

          6.2 SELLER'S DELIVERIES. At Closing, Seller shall deliver to Buyer all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

          (a)  SELLER'S CERTIFICATE.  The certificate required by Section 5.1
(b).

          (b)  THE DEED.

          (c)  THE BILL OF SALE - PERSONAL PROPERTY.

          (d) EVIDENCE OF TITLE. Evidence of title acceptable to Buyer for any vehicle owned by Seller and used in connection with the Property.

          (e) TITLE REQUIREMENTS. Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy including those endorsements requested by Buyer, and to eliminate the standard exceptions as exceptions thereto, so that the Owner's Title Policy will be subject only to the Permitted Title Exceptions, including, without limitation, an appropriate mechanics' and construction lien, possession and gap affidavit.

          (f)  THE FIRPTA CERTIFICATE.

          (g) WARRANTIES. To the extent available, true, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by Seller and relating to the Property, or any part thereof.

          (h) ORGANIZATIONAL DOCUMENTS. Certified copies of Seller's Organizational Documents.

          (i) BOARD RESOLUTIONS. Appropriate resolutions of the board of directors or partners, as the case may be, of Seller, certified by the secretary or an assistant secretary of Seller or a general partner, as the case may be, together with all other necessary approvals and consents of Seller, authorizing
(i) the execution on behalf of Seller of this Agreement and the documents to be executed and delivered by Seller prior to, at or otherwise in connection with Closing, and (ii) the performance by Seller of its obligations under this Agreement and under such documents, or appropriate resolutions of the partners of Seller, as the case may be.

          (j) CERTIFICATE OF OCCUPANCY. Original copies of the letters from Spring Engineering, Inc. and the County of Pinellas in the form attached as
Exhibit I, and a zoning certification letter issued by the County of Pinellas allowing for the use of the Real Property as a golf course and permitting the continued operation of the improvements as presently operated.

          (k) EVIDENCE OF BULK SALES COMPLIANCE. Such proof as Buyer may reasonably require with respect to Seller's compliance (or indemnity with respect to compliance) with the bulk sales laws or similar statutes.

          (l) INSURANCE POLICIES. Copy of each and every existing insurance policy covering the Property and certificates evidencing such coverage.

          (m) IMPROVEMENT PLANS. To the extent available, a set or copies of the plans and specifications for the Improvements.

          (n) COMMUNICATION; ADDRESSES. A written instrument executed by Seller, conveying and transferring to Buyer all of Seller's right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to the Property, and, if Seller maintains a post office box solely with respect to the Property, conveying to Buyer all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

          (o) TAX BILLS. All current real estate and personal property tax bills in Seller's possession or under its control.

          (p) SURVEYS. All surveys and plot plans of the Real Property in possession of or in the control of Seller.

          (q) TOURNAMENT SCHEDULE. A complete list of all scheduled tournaments, functions and the like, in reasonable detail.

          (r) ACCOUNTS RECEIVABLE. A list of Seller's outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.

          (s) PAYOFF STATEMENT. A payoff statement prepared by any holder of Mortgage Indebtedness setting forth the amount, including accrued interest and prepayment penalties, to pay off the Mortgage Indebtedness.

          (t) TENANT NOTICES. Written notice executed by Seller notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to Buyer and directing that all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer.

          (u) MISCELLANEOUS. Any other document or instrument reasonably requested by Buyer with respect to the Property, or in connection with the Registered Offering.

          6.3 BUYER'S DELIVERIES. At Closing, Buyer shall pay or deliver to Seller the following:

          (a) PURCHASE PRICE. The Purchase Price (as adjusted pursuant hereto) by federal funds wire to the Escrow Agent.

          (b) MISCELLANEOUS. Any other document or instrument reasonably requested by Seller relating to the transaction contemplated hereby.

          6.4 MUTUAL DELIVERIES. At Closing, Buyer and Seller shall mutually execute and deliver each to the other:

          (a) CLOSING STATEMENTS. A closing statement for Seller and a closing statement for Buyer (collectively, the "Closing Statements") reflecting the Purchase Price and the adjustments and prorations required under this Agreement and the allocation of income and expenses required hereby.

          (b) LIQUOR LICENSE TRANSFER DOCUMENTS. Such other documents, instruments and undertakings as may be required by the liquor authorities of the State or of any county or municipality or Governmental Body having jurisdiction with respect to the transfer or issue of any liquor licenses or alcoholic beverage licenses or permits for the Property, to the extent not theretofore executed and delivered.

          (c) MISCELLANEOUS. Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

          6.5 CLOSING COSTS. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the real estate transfer, recording or other similar taxes due with respect to the transfer of title and all charges for title insurance premiums shall be paid by Buyer. Seller shall pay for preparation of the documents to be delivered by Seller under this Agreement, and for the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments. Buyer shall pay for all third party due diligence reports. Buyer to pay for survey costs except 3.5+ acre tract currently encompassing the pool and tennis areas not presently being used.

          6.6 INCOME AND EXPENSE ALLOCATIONS. All income and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Buyer (or, at Buyer's election, between Seller and the lessee under the Golf Course Lease to the extent such income or expenses will be payable by or attributable to such lessee). Seller shall be entitled to all income and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Buyer shall be entitled to all income and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such adjustments shall be shown on the Closing Statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing Statements) and shall increase or decrease (as the case may be) the Purchase Price payable by Buyer. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at
Closing:

          (a) RENTS AND FEES. With the exception of prepaid annual dues and prepaid Golf Club membership fees, all current and prepaid rents or fees, function receipts and other reservation receipts.

          (b)  TAXES.  Real estate and personal property taxes.

          (c) UTILITIES. Utility charges (including but not limited to charges for water, sewer and electricity).

          (d) FUEL. Value of fuel stored on the Property at the price paid for such fuel by Seller, including any taxes.

          (e) MUNICIPAL IMPROVEMENT LIENS. Municipal improvement liens where the work has physically commenced (certified liens) shall be paid by Seller at Closing. Municipal improvement liens which have been authorized, but where the work has not commenced (pending liens) shall be assumed by Buyer.

          (f) LICENSE AND PERMIT FEES. License and permit fees, where transferable.

          (g) INCOME AND EXPENSES. All other income and expenses of the Property, including, but not being limited to such things as restaurant and snack bar income and expenses and the like.

          (h) MISCELLANEOUS PRORATIONS. Such other items as are usually and customarily prorated between Buyers and Sellers of golf course properties in the area in which the Property is located shall be prorated as of the Closing Date.

          6.7 SALES TAXES. Seller shall be required to pay all sales taxes and like impositions arising from the ownership and operation of the Property currently through the Closing Date.

          6.8  POST-CLOSING ADJUSTMENTS.

          (a) ACCOUNTS RECEIVABLE. Buyer shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Buyer collects same, such amounts will be promptly remitted to Seller in the form received. Buyer shall receive a credit at Closing for the amount of any security deposits held by Seller under any lease of any portion of the Property that is being assigned to Buyer in accordance herewith.

          (b) AVAILABILITY OF BILLS. If accurate allocations and prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment outside of escrow upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Seller or Buyer with respect to the Property after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Seller shall pay at Closing all accrued special assessments and taxes applicable to the Property.

                                     ARTICLE VII
                                  GENERAL PROVISIONS

          7.1 CONDEMNATION. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Buyer promptly after Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Buyer shall have the right to terminate this Agreement pursuant to Section 8.3. If Buyer elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Buyer at Closing. Seller will not


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settle or compromise any such proceeding without Buyer's prior written consent.

          7.2 RISK OF LOSS. The risk of any loss or damage to the Property prior to the Closing Date shall remain upon Seller. If any such loss or damage occurs prior to Closing, Buyer shall have the right to terminate this Agreement pursuant to Section 8.3. If Buyer elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Buyer at Closing.

          7.3 REAL ESTATE BROKER. Except for a broker or finder who may have been engaged by Buyer (including, without limitation, Hallmark Partners/Alex Coley) for whom Buyer accepts sole financial responsibility, and except for any broker or finder who may have been engaged by Seller and for whom Seller accepts sole financial responsibility, there is no real estate broker involved in this transaction. Seller warrants and represents to Buyer that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to the Property or to Buyer by any other real estate broker, and Seller shall indemnify Buyer and save and hold Buyer harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Seller, or as a result of having introduced Seller to Buyer or to the Property. In like manner, Buyer warrants and represents to Seller that Buyer has not dealt with any real estate broker in connection with this transaction, nor has Buyer been introduced to Seller by any real estate broker, and Buyer shall indemnify Seller and save and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Buyer in connection with this transaction. Buyer acknowledges that David J. Dick, an officer of the Buyer, is a licensed California real estate broker but is not acting as a broker in relation to this Agreement.

          7.4 CONFIDENTIALITY. Except as hereinafter provided, from and after the execution of this Agreement, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective attorneys, accountants, engineers, surveyors, financiers and bankers. Notwithstanding the foregoing, it is acknowledged that Buyer and/or its affiliates is subject to continuing disclosure requirements under the Securities and Exchange Act of 1934 and that in connection with the foregoing, Buyer will have the absolute right to prepare and file all necessary or required registration statements,


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

annual, quarterly and current reports and other papers, documents and instruments necessary or required in Buyer's judgment and that of its attorneys and underwriters to comply with applicable SEC rules. The obligations of this
Section 7.4 shall survive any termination of this Agreement.

          7.5 LIQUOR LICENSES. Seller shall transfer or cause to be transferred to Buyer or, at Buyer's discretion, Buyer's nominee (which may include the lessee under the Golf Course Lease), all liquor licenses and alcoholic beverage licenses, if any, necessary to operate the restaurant, bars, snack bars and lounges presently located within the Property, if any. To that end, Seller and Buyer, or Buyer's nominee, shall cooperate each with the other, and each shall execute such transfer forms, license applications and other documents as may be necessary to effect such transfer. If permitted under the laws of the jurisdiction in which the Property is located, the parties shall execute and file all necessary transfer forms, applications and papers with the appropriate liquor and alcoholic beverage authorities prior to Closing, to the end that the transfer shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer at the earliest date in time possible consistent with the laws of the State in order that all liquor licenses may be transferred from Seller to Buyer, or Buyer's nominee, at the earliest possible time. If under the laws of the State such licenses cannot be transferred until after the Closing of the transaction contemplated hereby, then Seller covenants and agrees that Seller will cooperate with Buyer, or Buyer's nominee, in keeping open the bars and liquor facilities of the Property between the Closing Date and the time when such liquor license transfers actually become effective (but not to exceed 180 days), by exercising management and supervision of such facilities until such time under Seller's licenses, provided, however, that: (i) Buyer shall indemnify and hold Seller harmless from any costs, liability, damages or claims encountered in connection with such operations during said period of time, except for Seller's gross negligence or willful misconduct and (ii) Tarpon Woods Restaurant Corporation shall be named as an additional insured on Buyer's insurance policy.

                                     ARTICLE VIII
                    LIABILITY OF BUYER; INDEMNIFICATION BY SELLER;
                                  TERMINATION RIGHTS

          8.1 LIABILITY OF BUYER. Except for any obligation expressly assumed or agreed to be assumed by Buyer under this Agreement, Buyer does not assume any obligation of Seller or any liability for claims arising out of any occurrence prior to Closing.


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

          8.2 INDEMNIFICATION BY SELLER. Seller hereby indemnifies and holds Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Buyer, whether before or after Closing, as a result of any breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto, for a period of one (1) year following the Closing. The provisions of this section shall survive termination of this Agreement by Buyer or Seller.

          8.3 TERMINATION BY BUYER. If any condition set forth herein for the benefit of Buyer under Section 5.1 above cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Buyer to terminate this Agreement and its obligations under this Agreement, and Seller fails to cure any such matter within ten (10) business days after notice thereof from Buyer, Buyer, at its option, may elect either (a) to terminate this Agreement and all other rights and obligations of Seller and Buyer under this Agreement shall terminate immediately, and Seller shall cause the Earnest Money Deposit to be immediately returned to Buyer, or (b) to waive its right to terminate (but without waiving any breach or default on the part of Seller) and, instead, to proceed to Closing, reserving any and all remedies Buyer may have, including, without limitation, specific performance. If Buyer terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by Seller, or a failure by Seller to perform its obligations under this Agreement, then Buyer shall retain all remedies accruing as a result thereof.

          8.4 TERMINATION BY SELLER. If any condition set forth herein for the benefit of Seller under Section 5.2 above cannot or will not be satisfied prior to Closing, and Buyer fails to cure any such matter within ten (10) business days after notice thereof from Seller, Seller may, at its option, elect either
(a) to terminate this Agreement, in which event the rights and obligations of Seller and Buyer hereunder shall terminate immediately, or (b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Buyer defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and Buyer fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller's sole remedy for such default shall be to terminate this Agreement and Seller waives any claims for damages, actual, consequential or otherwise, that it may possess against Buyer.

          8.5 COSTS AND ATTORNEYS' FEES. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation shall be entitled to


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

recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.

                                     ARTICLE IX
                              MISCELLANEOUS PROVISIONS

          9.1 COMPLETENESS; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

          9.2 ASSIGNMENTS. Buyer may assign its rights under this Agreement to an affiliate of Buyer without the consent of Seller. Buyer may not otherwise assign its interest herein without the prior written consent of Seller. Seller may not assign any of its rights pursuant to this Agreement without the prior written consent of Buyer, which may be withheld in Buyer's sole and absolute discretion.

          9.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

          9.4 DAYS. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

          9.5 GOVERNING LAW. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State.

          9.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Facsimile signatures shall be deemed to have the same legal effect as original signatures. Original executed copies shall thereafter be exchanged between the parties.

          9.7 SEVERABILITY. If any term, covenant or condition of this Agreement, or the application thereof to any person or


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

circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          9.8 COSTS. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

          9.9 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

          9.10 INCORPORATION BY REFERENCE. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

          9.11 SURVIVAL. Except as expressly provided in Section 3, all of the representations, warranties, covenants and agreements of Seller and Buyer made in, or pursuant to, this Agreement shall survive Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

          9.12 FURTHER ASSURANCES. Seller and Buyer each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

          9.13 NO PARTNERSHIP. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.


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

          9.14 CONFIDENTIALITY. Any confidential information delivered by Seller to Buyer under this Agreement shall be used solely for the purpose of acquiring the Property and Buyer will keep such information confidential; provided Buyer shall have the right to provide such information to its consultants and advisors and to disclose such information as Buyer determines is necessary or appropriate in connection with filing with the Securities and Exchange Commission. If Buyer does not acquire the Property, it shall deliver to Seller copies of all proprietary information delivered to Buyer by Seller. Seller agrees to keep confidential the terms and conditions of this Agreement and the Registered Offering; provided, Seller shall have the right to provide such information to its consultants and advisors.

          9.15 LIKE KIND EXCHANGE TREATMENT. Buyer hereby acknowledges and agrees that it is the intention of the Seller that any gain recognized by Seller on the sale of the premises will be eligible for nonrecognition treatment pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Consistent with the foregoing, Seller anticipates entering into a Deferred Exchange Agreement ("Exchange Agreement") with a party to be designated by Seller and which Exchange Agreement will contemplate that the party designated by Seller will be deemed to have conveyed the premises to Purchaser in accordance with the terms and conditions provided for herein. Seller hereby acknowledges and agrees that, in no event, will the Seller's execution of the Exchange Agreement adversely affect Buyer to any extent under any of the other terms and conditions set forth herein.

          9.16 JOINT AND SEVERAL OBLIGATIONS. All obligations and liabilities of Seller hereunder shall be the joint and several obligations of both Meghan Associates, LLC and Tarpon Woods Restaurant Corporation.


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

          IN WITNESS WHEREOF, Seller and Buyer have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the 31st day of August, 1997.


                         "BUYER"

                         GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP

                         By:  Golf Trust of America, Inc., a Maryland
                              corporation
                              Its: General Partner

                              By: /s/ W. Bradley Blair
                                  ------------------------------------
                              Its: President
                                  ------------------------------------

                              By:
                                  ------------------------------------
                              Its:
                                  ------------------------------------


                              "SELLER"

                              MEGHAN ASSOCIATES, LLC, A LIMITED LIABILITY
                              COMPANY,



                              By: /s/ Michael S. Muraco
                                  ------------------------------------
                                   Michael S. Muraco
                              Its: President
                                  ------------------------------------


                              TARPON WOODS RESTAURANT CORPORATION

                              By: /s/ Michael S. Muraco
                                  ------------------------------------
                              Its: President
                                  ------------------------------------


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